Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

AAC Holdings, Inc.

Nashville, Tennessee

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated May 2, 2014, relating to the consolidated financial statements of American Addiction Centers, Inc. and Subsidiaries; our report dated June 20, 2013, relating to the combined financial statements of AJG Solutions, Inc. and B&B Holdings Intl LLC; and our report dated April 24, 2014, relating to the Historical Statements of Revenues and Certain Direct Operating Expenses of Greenhouse Real Estate, LLC, all of which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Nashville, Tennessee

August 15, 2014